EXHIBIT 5

                                                          February 13, 1998

MNB Bancorp
300 East Main Street
Milford, MA  01757

Gentlemen:

      MNB Bancorp, a Massachusetts corporation ("Corporation"), has filed a Registration Statement on Form S-4 under the Securities Act of 1933 covering an aggregate of 200,035 shares of its Common Stock.

      We have examined the Articles of Organization of the Corporation and the By-Laws of the Corporation and have supervised and are familiar with the corporate proceedings taken in connection with the authorization and issuance of the shares of Common Stock which the Registration Statement covers. We have also made such examination of the laws of the Commonwealth of Massachusetts as we deemed appropriate to express the opinion hereinafter set forth.

      Based on the foregoing, we are of the opinion that the Corporation is a corporation duly incorporated and validly existing under the laws of the Commonwealth of Massachusetts; that the shares of Common Stock to be issued in exchange for shares of Common Stock of The Milford National Bank and Trust Company as described in the Registration Statement have been duly authorized and that such shares, when exchanged pursuant to the Agreement to Merge described in the Registration Statement, will be validly issued, fully paid, and non-assessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to ourselves in the Proxy Statement and Prospectus under the caption "Legal Opinions."

                                    Very truly yours,


                                    CRAIG AND MACAULEY
                                    PROFESSIONAL CORPORATION


                                    By:  /s/  David F. Hannon
                                              David F. Hannon, Treasurer


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